                                                                    EXHIBIT 99.1



PRESS CONTACT:
Kim Gibbons
Cisco Systems, Inc.
(408) 525-4909
kgibbons@cisco.com

Robyn Jenkins
Cisco Systems, Inc.
(408) 853-9848
rojenkin@cisco.com

INDUSTRY ANALYST RELATIONS CONTACT:                  INVESTOR RELATIONS CONTACT:
Rachael Myles                                        Roberta DeTata
Cisco Systems, Inc.                                  Cisco Systems, Inc
(408) 853-7660                                       (408) 527-6388
ramyles@cisco.com                                    rdetata@cisco.com


                     CISCO SYSTEMS TO ACQUIRE AYR NETWORKS

TECHNOLOGY AND TEAM FURTHER ENHANCE CISCO'S INDUSTRY-LEADING INTERNET OPERATING SYSTEM

SAN JOSE, Calif., July 25, 2002 - Cisco Systems, Inc., today announced a definitive agreement to acquire privately-held AYR Networks, Inc. of Palo Alto, California. AYR Networks develops high-performance distributed networking services and highly scalable routing software technologies. AYR Networks' technology and expertise will augment the continued evolution of Cisco IOS(R) Software, the network systems software for Cisco's routing and switching platforms. The potential acquisition of this company was previously described in Cisco's Form 10-Q filings with the SEC for the second and third quarters of fiscal year 2002.

AYR Networks' technology and engineering techniques will enhance Cisco's ability to accelerate the integration of software from multiple sources, resulting in faster time to market of new or enhanced features and functionality. Additionally, AYR Networks' expertise in developing software for distributed routing architectures will support Cisco's ongoing efforts to increase network performance.

Under the terms of the agreement, Cisco common stock worth up to $113 million will be exchanged for all outstanding shares and options of AYR Networks not already owned by Cisco. Cisco currently holds a minority interest in AYR Networks. In connection with the acquisition of AYR Networks, Cisco expects a one-time combined charge for purchased in-process research and development expenses not to exceed $0.01 per share. The acquisition has received the required approvals from both companies and is subject to various closing conditions and approvals. The acquisition is expected to close in the first quarter of Cisco's fiscal year 2003.

AYR Networks was founded in October 2000. The 30 employees of AYR Networks, led by chief executive officer, Tom Grennan, will join the Cisco Internet Technologies Division.

ABOUT CISCO SYSTEMS

        Cisco Systems, Inc. (NASDAQ: CSCO) is the worldwide leader in networking for the Internet. News and information are available at www.cisco.com.

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Cisco, Cisco Systems, and the Cisco Systems logo are registered trademarks of
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their respective owners.